Exhibit 99.1

Wayside Technology Group, Inc. Reports 2019 Second Quarter Results

and Declares Quarterly Dividend

	Q2 2019:	Q2 2018:
Net sales:	$50.7 million	$43.9 million
Net income (loss):	$1.9 million	($1.1 million)
Diluted earnings (loss) per share:	$0.41 per share	($0.25 per share)
Net income excluding separation expenses,
net of related taxes:	$1.9 million (non-GAAP)	$0.9 million (non-GAAP)
Diluted earnings per share excluding separation
expenses, net of related taxes:	$0.43 per share (non-GAAP)	$0.20 per share (non-GAAP)
Dividend declared per share:	$0.17 per share	$0.17 per share

EATONTOWN, NJ, August 7, 2019 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the second quarter ended June 30, 2019.    The results will be discussed in a conference call to be held on Thursday, August 8, 2019 at 10:00 a.m. EDT.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by West and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

“We are pleased to report double digit growth on both the gross profit and net income lines for the quarter” said Michael Vesey, Vice President and Chief Financial Officer. “More importantly, the growth was driven by our core strategy of investing in vendor recruitment and field sales at our Lifeboat distribution business. We began to show some traction from this investment in the first quarter of 2019, and the momentum has carried through to the current quarters results.”

Operating Results Highlights:

Net sales for the quarter ended June 30, 2019 increased 15% to $50.7 million compared to $43.9 million for the same period in 2018. Lifeboat Distribution segment net sales for the quarter ended June 30, 2019 increased 23% to $47.3 million compared to $38.3 million for the same period in 2018. TechXtend segment net sales for the quarter ended June 30, 2019 decreased 40% to $3.4 million compared to $5.6 million for the same period in 2018.

Adjusted gross billings (non-GAAP) for the quarter ended June 30, 2019 increased 22% to $142.6 million compared to $116.6 million for the same period last year (see attached table for a discussion of adjusted gross billings).

Gross profit for the quarter ended June 30, 2019 increased 20% to $7.8 million compared to $6.5 million for the same period in 2018. Lifeboat Distribution segment gross profit for the quarter ended June 30, 2019 increased 35% to $7.1 million compared to $5.3 million for the same period in 2018. TechXtend segment gross profit for the quarter ended June 30, 2019 decreased 43% to $0.7 million compared to $1.2 million for the same period in 2018.

Gross profit margin (gross profit as a percentage of net sales) for the quarter ended June 30, 2019 increased by 0.6 percentage points to 15.4% compared to 14.8% for the same period in 2018. Lifeboat

Distribution segment gross profit margin for the quarter ended June 30, 2019 increased by 1.3 percentage points to 15.1% compared to 13.8% for the same period in 2018. TechXtend segment gross profit margin for the quarter ended June 30, 2019 decreased 1.2 percentage points to 20.7% compared to 21.9% for the same period in 2018. The overall increase in gross profit margin was primarily caused by an increase in the percentage mix of our products which are recorded net of the related cost of sales, or an effective 100% gross margin.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended June 30, 2019 increased to $5.5 million compared to $5.3 million for the same period in 2018, primarily due to higher employee related expenses including salary, commission and bonus expense as a result of increased sales personnel to support new vendor lines. SG&A expenses were 10.8% of net sales for the quarter ended June 30, 2019 compared to 12.1% for the same period in 2018.

The Company recorded a provision for income taxes for the quarter ended June 30, 2019 of $0.5 million compared to $0.1 million for the same period in 2018. The Company’s prior year provision for income taxes was impacted  by limitations on the deductibility of executive compensation resulting from Section 162(m) of the Internal Revenue Code and adjustments to the accrual for state income taxes in states which have enacted economic nexus statutes.

The Company reported net income of $1.9 million for the quarter ended June 30, 2019 compared to a net loss of $1.1 million for the same period in 2018. The current year net income was impacted by separation expenses related to the departure of the Company’s former President, Chief Executive Officer and member of the Board and the prior year net loss was impacted by separation expenses related to the departure of the Company’s former Chairman, President and Chief Executive Officer. Net income excluding the impact of the separation expenses, net of taxes (non-GAAP), was $1.9 million for the quarter ended June 30, 2019 compared to $0.9 million for the same period in 2018 (see attached table for a discussion of net income excluding the impact of separation expenses, net of taxes).

Diluted earnings per share for the quarter ended June 30, 2019 was $0.41 compared to diluted loss per share of $0.25 for the same period in 2018. Diluted earnings per share, excluding the impact of separation expenses, net of taxes (non-GAAP) was $0.43 for the quarter ended June 30, 2019 compared to $0.20 for the same period in 2018.

On August 6, 2019, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable August 23, 2019 to shareholders of record on August 19, 2019.

Non-GAAP measures

As is further discussed in the attached tables, we use non-GAAP measures including Adjusted gross billings as supplemental measures of the performance of our business.  Our use of these measures has limitations and you should not consider them in isolation or use them as substitutes for analysis of our financial results under US GAAP. The attached tables provide a reconciliation of each non-GAAP measure to the most nearly comparable measure under US GAAP.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) is an IT channel company providing innovative sales and distribution solutions to technology vendors, resellers and system integrators since 1982. Wayside operates Lifeboat Distribution, a value-added distributor for virtualization/cloud computing, security, application and network infrastructure, business continuity/disaster recovery, database infrastructure and management, application lifecycle management, science/engineering, and other technically sophisticated products. The company helps vendors recruit and build multinational solution provider networks, power their networks, and drive incremental sales revenues that complement existing sales channels. Lifeboat Distribution services thousands of solution providers, VARs, systems integrators, corporate resellers, and consultants worldwide, helping them power a rich opportunity stream and build profitable product and service businesses. The Company also offers specialty solutions to end user customers through its TechXtend business.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,374	$14,883
Accounts receivable, net of allowances of $722 and $785, respectively	86,043	81,351
Inventory, net	1,447	1,473
Vendor prepayments	—	3,172
Prepaid expenses and other current assets	2,534	1,988
Total current assets	99,398	102,867

Equipment and leasehold improvements, net	1,420	1,588
Right-of-use assets, net	1,975	—
Accounts receivable-long-term, net	2,705	3,156
Other assets	156	215
Deferred income taxes	10	145
	$105,664	$107,971
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$60,086	$66,653
Lease liability, current portion	404	—
Total current liabilities	60,490	66,653

Lease liability, net of current portion	2,358	—
Deferred rent and tenant allowances	—	745
Total liabilities	62,848	67,398

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value; 10,000,000 shares authorized; 5,284,500 shares issued: 4,507,982 and 4,496,494 shares outstanding, respectively	53	53
Additional paid-in capital	32,467	32,392
Treasury stock, at cost, 776,518 and 788,006 shares, respectively	(13,232)	(13,447)
Retained earnings	24,780	22,994
Accumulated other comprehensive loss	(1,252)	(1,419)
Total stockholders’ equity	42,816	40,573
	$105,664	$107,971

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

( Amounts in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales
Lifeboat segment	$87,376	$75,162	$47,320	$38,324
TechXtend segment	8,158	9,304	3,356	5,590
Total net sales	95,534	84,466	50,676	43,914

Cost of sales
Lifeboat segment	74,054	63,702	40,196	33,049
TechXtend segment	6,427	7,371	2,661	4,367
Total Cost of sales	80,481	71,073	42,857	37,416

Gross Profit	15,053	13,393	7,819	6,498

Selling, general and administrative expenses
Selling costs	5,847	5,117	2,926	2,682
Share-based compensation	333	726	169	377
Separation expenses (1)	100	2,446	100	2,446
Other general and administrative expenses	4,808	4,503	2,377	2,239
Total selling, general and administrative expenses	11,088	12,792	5,572	7,744

Income from operations	3,965	601	2,247	(1,246)

Interest, net	298	449	129	210
Foreign currency transaction gain	91	(2)	29	(3)
Income before provision for income taxes	4,354	1,048	2,405	(1,039)
Provision for income taxes	1,035	568	548	78

Net income	$3,319	$480	$1,857	$(1,117)

Income per common share - Basic	$0.74	$0.10	$0.41	$(0.25)
Income per common share - Diluted	$0.74	$0.10	$0.41	$(0.25)

Weighted average common shares outstanding - Basic	4,408	4,323	4,412	4,344
Weighted average common shares outstanding - Diluted	4,408	4,323	4,412	4,344

Dividends paid per common share	$0.34	$0.34	$0.17	0.17

(1) Includes $1,661 of stock compensation during the three and six months ended June 30, 2018.

Supplemental Revenue Information (unaudited)

The table below presents net sales by disaggregated revenue category:

	Six months ended		Three months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Sales

Hardware, software and other products	$85,974	$75,973	$45,784	$40,111
Software - security & highly interdependent with support	3,620	3,596	1,727	1,493
Maintenance, support & other services	5,940	4,897	3,165	2,310
Net sales	$95,534	$84,466	$50,676	$43,914

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

The table below presents net sales reconciled to adjusted gross billings (Non-GAAP):

	Six months ended		Three months ended
	June 30,		June 30,
	2019	2018	2019	2018
Adjusted gross billings (Non-GAAP) (1)

Net sales	$95,534	$84,466	$50,676	$43,914
Cost of sales related to Software - security and highly interdependent with support and maintenance, support and other services	188,927	157,172	91,918	72,641
Adjusted gross billings (Non-GAAP)	$284,461	$241,638	$142,594	$116,555

(1)

We define adjusted gross billings as net sales in accordance with US GAAP, adjusted for the cost of sales related to software – security and highly interdependent with support and maintenance, support and other services. We provided a reconciliation of adjusted gross billings to net sales, which is the most directly comparable US GAAP measure. We use adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The tables below present net income (loss) reconciled to net income excluding separation expenses, net of taxes (Non-GAAP) and diluted earnings (loss) per share to diluted earnings per share, excluding separation expenses, net of taxes (Non-GAAP) (2):

	Six months ended		Three months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss) reconciled to net income excluding separation expenses, net of taxes (Non-GAAP):

Net income (loss)	$3,319	$480	$1,857	$(1,117)
Separation expenses	100	2,446	100	2,446
Income tax benefits related to separation expenses	(24)	(438)	(24)	(438)
Net income excluding separation expenses, net of taxes	$3,395	$2,488	$1,933	$891

	Six months ended		Three months ended
	June 30,		June 30,
	2019	2018	2019	2018
Diluted earnings (loss) per share reconciled to diluted earnings per share excluding separation expenses, net of taxes (Non-GAAP):

Diluted earnings (loss) per share	$0.74	$0.10	$0.41	$(0.25)
Separation expenses	0.01	0.55	0.02	0.55
Income tax benefit related to separation expenses	-	(0.10)	-	(0.10)
Diluted earnings per share excluding separation expenses, net of taxes	$0.75	$0.55	$0.43	$0.20

(2)

We define net income excluding separation expenses, net of taxes, as net income, plus separation expense, less the income tax benefit attributable to the separation expenses. We provided a reconciliation of net income excluding separation expenses, net of taxes, to net income, as well as the related amounts per share, which are the most directly comparable US GAAP measure. We use net income excluding separation expense as a supplemental measure of our performance to gain insight into comparison of our businesses profitability when compared to the prior year. Our use of net income excluding separation expenses, net of taxes has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate separation expenses net of taxes, or similarly titled measures differently, which may reduce their usefulness as comparative measures.